SECOND MODIFICATION TO LEASE


         THIS SECOND MODIFICATION TO LEASE, is made and entered into on this 12th day of April 2000, by and between POLEVOY ASSOCIATES ("Landlord"), and COVER ALL TECHNOLOGIES, INC., formerly known as WARNER INSURANCE SERVICES, INC., a Delaware corporation having an office at 18-01 Pollitt Drive, Fair Lawn, New Jersey 07410 ("Tenant").

                                   WITNESSETH:

         WHEREAS, Landlord and Tenant are parties to a certain Lease, dated March 2, 1990 pursuant to which the Tenant leased 36,162 rentable square feet located at 18-01 Pollitt Drive, Fair Lawn, New Jersey (the "Leased Premises"); and

         WHEREAS, Tenant has failed to exercise its Option to Renew the Lease as provided for in Article 3 of said Lease; and

         WHEREAS, Tenant desires to extend its Lease for only +/-20,991 gross rentable square feet, which gross rentable square feet includes 292.33 square feet which represents Tenant's proportionate share of the boiler, electric and utility room, for five (5) additional Lease Years; and

         WHEREAS, Tenant requires that Landlord make certain modifications to the Leased Premises.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, Landlord and Tenant, intending to be legally bound hereby modify the terms of the Lease as follows:

        1. On or before May 31, 2000, in order to provide Landlord clear access to commence Landlord's Work as defined below, Tenant shall vacate the approximately 18,000 square feet of warehouse space immediately to the rear of its current office space ("Warehouse Space").

        2. Landlord will, at its sole cost and expense perform that work described in Exhibit "A", attached hereto ("Landlord's Work"). Landlord shall complete the Landlord's Work within one hundred eighty (180) days ("Construction Period") from the later of: (i) execution of this Second Modification to Lease,
(ii) the date Tenant vacates the Warehouse Space, or (iii) the date Tenant has selected all material and approved the plans and construction schedule. The Construction Period of one hundred eighty (180) days, shall be extended for any delays beyond Landlords' or Tenants' control, including, but not limited to acts of god, strikes, natural disasters, inability to obtain material in a timely fashion, etc.

         Notwithstanding the above, Landlord shall use its best effort to commence Landlord's Work in a timely fashion and complete all work within ninety
(90) days. It is understood, that


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Landlord shall not be responsible for the damages as defined in the following paragraph until the Construction Period has elapsed (i.e. 180 days plus any appropriate extensions).

         Landlord and Tenant shall cooperate with each other and provide advanced notice where necessary during the Construction Period to assure that the work is complete in a timely manner. In the event the Landlord's Work is not complete within the Construction Period, Tenant shall receive one (1) days of rent abatement on the entire demised premises for each day the Landlord's Work remains incomplete. In the event the Landlord's Work is not complete within the Construction Period as a result of delays caused by Tenant (examples of delays include, but not limited to, interfering with the contractors ability to complete the work in a timely manner or requesting change orders to approved plans that delay construction), the Construction Period shall be extended by one
(1) days for each day of Tenant delays.

         3. Effective June 1, 2000, the following modifications to the Lease shall take effect:

              (a) Provided Tenant has vacated its warehouse space as provided for above, the gross rentable square footage, inclusive of Tenant's proportionate share of the boiler, electric and utility room shall be reduced to approximately +/-20,991 gross rentable square feet, subject to final measurement by Landlord's architect.

              (b)  The annual basic rent per square foot shall be $12.65.

              (c) Tenant's proportionate share shall become 14.4571%, subject to final measurement by Landlord's architect.

              (d) Any reference to Tenant's Option to Renew shall be null and void.

              (e) Article 1(c) of the Lease shall be amended to reflect 82 automobile size parking spaces.

              (f)  The Lease Expiration date shall be May 31, 2005.

              (g) The parties acknowledge that the brokers involved in this transaction are The Acclaim Group and Julien J. Studley, Inc. Each is entitled to a commission payable by Landlord under a separate commission agreement. Each party knows of no other broker in regard to the within transaction. Each party indemnifies the other from and against any claims of any broker which would constitute a violation of the other party's representations hereunder.

         4.   Confidentiality.  The parties agree to keep this agreement and the
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Lease  confidential.  Neither  Landlord nor Tenant shall publicize the fact that this Lease transaction has taken place.

         5. Except as modified by this Second Modification to Lease, all other provisions of the Lease remain unchanged and in full force and effect.

Newy1:775681:1:2/21/01


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         IN WITNESS WHEREOF, this Second Modification to Lease is hereby duly executed on and as of the date first set forth above.

                                         COVER ALL TECHNOLOGIES, INC.
                                         a Delaware corporation, Tenant



/s/                                      By:      /s/ John Roblin
---------------------------                 --------------------------------
WITNESS                                          President


                                         POLEVOY ASSOCIATES, Landlord



/s/                                      By:      /s/ Stuart M. Polevoy
---------------------------                 ------------------------------------
WITNESS                                     Stuart M. Polevoy, Managing Partner


Newy1:775681:1:2/21/01


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                                   EXHIBIT "A"

                                 LANDLORD'S WORK
                                 ---------------


         Landlord will provide the following at its sole expense and cost, with all work performed by Landlord in a manner to minimize any disruptions to Tenant, accordingly the "paint and carpet" shall be performed during non-business hours (8:00 a.m. to 5:00 p.m. - Monday through Friday, excluding holidays):

         o Expand (by one fixture per bathroom) and modernize existing bathrooms; includes replacement of floor tiles, toilet partitions, fixtures, wall covering, and accessories subject to a mutually acceptable plan. All materials to be selected by the Tenant from building standard.

         o Provide an allowance of up to $15,000 to refurbish Tenant's lobby and perform all related architectural and construction work. Any cost in excess of the allowance shall be paid by Tenant upon completion of the work and receipt of an invoice providing reasonable details of all expenditures.

         o     "Clip-down" all existing ceiling tiles.

         o Paint and carpet the entire demised premises. All materials to be selected by the Tenant from building standard.

         o "Box out" and create access to Tenant's telephone equipment and electrical panel.

         o Provide and install a supplemental air conditioning unit of 2 tons in Tenant's existing telecom/computer room.

         o Provide and install controls to regulate HVAC along exterior walls.

         o Provide building face signage, as approved by Tenant and subject to Landlord's and municipal approval, to replace existing awning (not to exceed $5,000).

         o Construct an interior corridor running from the Southeast corner of the newly demised premises to the existing door on the South wall of Tenant's current warehouse. Note, the corridor shall meet all required building codes/ordinances and shall be the minimum width as allowed under such codes/ordinances.

         o Landlord will construct (which includes, but is not limited to the following items - architect, general contracting, electric, HVAC, paint, carpet, etc.), three new private offices (subject to a mutually acceptable plan consisting of no more than 100 linear feet of wall and 3 doors). All finishes to be selected by Tenant from building standard.